------                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION                         ------------------------------
FORM 4                                   WASHINGTON, D.C. 20549                                                OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB Number:          3235-0287
[ ] Check this box if no                                                                              Expires:    September 30, 1998
    longer subject to         Filed pursuant to Section 16(a) of the Securities                       Estimated average burden
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the                          hours per response.........0.5
    or Form 5 obligations         Public Utility Holding Company Act of 1935                          ------------------------------
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
 Stapleton         Robert           R.            VoiceStream Wireless Corporation (VSTR)       to Issuer (check all applicable)
--------------------------------------------   ----------------------------------------------    X  Director          10% Owner
    (Last)        (First)         (Middle)     3. IRS or Social Security  4. Statement for      ----              ---
 VoiceStream Wireless Corporation                 Number of Reporting        Month/Year          X  Officer           Other (specify
 3650 131st Avenue SE, Ste. 200                   Person (Voluntary)          11/1999           ---- (give title  --- below)
--------------------------------------------                              -------------------        below)
                 (Street)                                                 5. If Amendment,           President and Director
                                                                             Date of Original      --------------------------
 Bellevue           WA              98006                                    (Month/Year)       ------------------------------------
--------------------------------------------                                                 7. Individual or Joint/Group Filing
    (City)        (State)           (Zip)                                 -------------------   (Check Applicable Line)
USA                                                                                              X    Form filed by One
--------------------------------------------                                                    ----  Reporting Person
                                                                                                      Form filed by More Than
                                                                                                ----  One Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)   5. Amount of        6. Ownership 7. Nature of
    (Instr. 3)                     action      action       or Disposed of (D)           Securities          Form:        Indirect
                                   Date        Code         (Instr. 3, 4 and 5)          Beneficially        Direct       Beneficial
                                               (Instr. 8)                                Owned at            (D) or       Ownership
                                  (Month/                                                End of Month        Indirect     (Instr. 4)
                                   Day/    ---------------------------------------       (Instr. 3 and 4)    (I)
                                   Year)   Code    V      Amount  (A) or    Price                            (Instr. 4)
                                                                  (D)
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                   11/19/1999   M          15,000.00  A         $2.146                             D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                   11/19/1999   S          15,000.00  D        $94.125                             D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                   11/19/1999   M          10,000.00  A         $2.146                             D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                   11/19/1999   S          10,000.00  D        $94.375         69,137.00           D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                               (I)                                                620.00           I      By Spouse
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.       Page 5 of 6 (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (7/96)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
                                                    Code  V     (A)     (D)    Date    Expira-    Title   Amount or
                                                                               Exer-   tion               Number of
                                                                               cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------
Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                   /s/ ROBERT R. STAPLETON             12/8/99
Note: File three copies of this Form, one of which must be manually signed.       -------------------------------    ---------------
  If space provided is insufficient, see Instruction 6 for procedure.             **Signature of Reporting Person    Date
                                                                                    /s/ Robert R. Stapleton

Potential persons who are to respond to the collection of information                                                    Page 2
contained in this form are not required to respond unless the form                                                   SEC 1474 (7/96)
displays a currently valid OMB Number.

                                                            Page 6 of 6